SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 7, 2011
Education Management Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania	001-34466	25-1119571

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Sixth Avenue, Pittsburgh, Pennsylvania	15222

(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (412) 562-0900
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 — Other Events.
SIGNATURE

Item 8.01 — Other Events.
On April 7, 2011, Education Management LLC (the “Company”), a subsidiary of Education Management Corporation (“EDMC”), entered into three interest rate swap agreements for an aggregate notional amount of $950.0 million whereby the Company effectively converted a portion of the Company’s $1.1 billion term loan under its senior secured credit facilities from a floating interest rate to a fixed interest rate. The swap agreements are effective July 1, 2011. The Company currently has two swap agreements for an aggregate notional amount of $750.0 million that expire in accordance with their terms on July 1, 2011.
The first swap agreement relates to that portion of the Company’s borrowings under its term loan that matures on June 1, 2013. Under the terms of the swap agreement, which was entered into with Barclays Bank PLC, the Company effectively converted $325.0 million of the Company’s borrowings from a floating interest rate of LIBOR plus 1.75% to a fixed interest rate of 2.935% until the scheduled maturity of the borrowings on June 1, 2013. An aggregate of $343.9 million principal balance of the term loan matures on June 1, 2013.
The other two swap agreements relate to that portion of the Company’s borrowings under its term loan that matures on June 1, 2016. Under the terms of the swap agreements, the Company effectively converted an aggregate of $625.0 million of the Company’s borrowings from a floating interest rate of LIBOR plus 4.0% to a fixed interest rate of 6.26% until June 1, 2015. The swap agreements, each of which relates to a notional amount of $312.5 million, were entered into with Credit Suisse International and Goldman Sachs Capital Markets, L.P., respectively. An aggregate of $758.7 million principal balance of the term loan matures on June 1, 2016.
Barclays Bank PLC, Credit Suisse International and Goldman Sachs Capital Markets, L.P. are affiliates of lenders under the Company’s senior secured credit facilities. Goldman Sachs Capital Markets, L.P. is also an affiliate of Goldman Sachs Capital Partners, which together with its affiliates beneficially owns approximately 40.6% of EDMC’s issued and outstanding common stock.
Notwithstanding the terms of the swap agreements, the Company remains obligated for all amounts due and payable under the Company’s term loan pursuant to its terms.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDUCATION MANAGEMENT CORPORATION
By:	/s/ Edward H. West
Edward H. West
President and Chief Financial Officer

Dated: April 12, 2011